Exhibit 10.17
          This CONSENT AND AGREEMENT, dated as of September 1, 2006 (this “Consent”), is entered into by and among SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT (“SRP”), an Arizona agricultural improvement district (together with its permitted successors and assigns), COBANK, ACB, as lender (in its capacity as Administrative Agent under the Credit Agreement described below), (“Lender”), and SNOWFLAKE WHITE MOUNTAIN POWER, LLC, an Arizona limited liability company (“Borrower”), SRP, Lender and Borrower may be referred to individually as “Party” and collectively as “Parties.”
RECITALS
          A. In order to partially finance the development, construction, installation, financing, operation and maintenance of a power plant located in Snowflake, Arizona (the “Project”) and the acquisition of certain other assets related thereto, Snowflake White Mountain Power, LLC (the “Borrower”), Renegy Trucking, LLC, as co-borrower and Renegy, LLC, as co-borrower, have entered into a Credit Agreement with Lender (the “Credit Agreement”). Borrower and Lender have also entered into a security agreement (the “Security Agreement”), under which Borrower has agreed to assign its interest under the Assigned Agreement (as defined below) to Lender as collateral for the loan under the Credit Agreement.
          B. SRP and Borrower have entered into that certain Second Amended and Restated Renewable Energy Purchase and Sale Agreement, dated as of August 18, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the “Assigned Agreement”).
          C. Pursuant to the Personal Guarantee Agreement, dated as of August 21, 2006 (“Personal Guarantee Agreement”), SRP and Robert M. Worsley and Christi M. Worsley, whom are providing a personal guarantee under the Assigned Agreement (the “Personal Guarantors”), have agreed that the Personal Guarantors shall maintain a net worth of as least $35 million during the term of the Personal Guarantee Agreement.
AGREEMENT
          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree, notwithstanding anything in the Assigned Agreement to the contrary, as follows:
     1. Assignment and Agreement.
          1.1 Consent to Assignment. SRP consents to the collateral assignment under the Security Agreement of all of Borrower’s right, title and interest in, to and under the Assigned Agreement, including, without limitation, all of Borrower’s rights to receive payment and all payments due and to become due to Borrower under or with respect to the Assigned Agreement (collectively, the “Assigned Interests”) and acknowledges the right of Lender, in exercising its remedies, to exercise all rights of Borrower under the Assigned Agreement.
          1.2 Substitution. SRP agrees that, if Lender notifies SRP in writing that, pursuant to the Security Agreement, it has succeeded Borrower as the “Seller” under the Assigned Agreement, then Lender shall be substituted for Borrower under the Assigned Agreement. If Lender proposes a transfer of its interest in the Assigned Agreement to a prospective purchaser of the Project, such transfer shall only be made to a Qualified Purchaser. For purposes of this Section 1.2, “Qualified Purchaser” means an entity that at the time of the transfer (a) has the financial means to operate and maintain the Project and perform its obligations under the Assigned Agreement, (b) has, or has entered into contracts for operation of the Project with a person that has, substantial experience in owning or operating power generation facilities, and (c) has met all applicable requirements for operating the Project in a manner consistent with all operating agreements, the requirements of the Western Electricity Coordinating Council and any other regulatory schemes that may be in effect at the time of the transfer. Lender will provide to SRP information as to the qualifications of potential Qualified Purchasers, and SRP agrees to respond promptly as to whether it agrees that a particular such person is a Qualified Purchaser (with the understanding that contracts described in clause (b) above may not yet have been entered into if a potential purchaser is merely conducting due diligence, but the nature of the contracts would be described to SRP, and the further understanding that in such an instance, SRP’s agreement shall be subject to the provision of evidence satisfactory to SRP that final contracts for operation of the project have been executed).
     At the time of the transfer the Qualified Purchaser shall have, or shall have provided a guaranty in form and substance reasonably acceptable to SRP, from a person or entity (the “Credit Support Provider”) which has (1) a rating of BB- or higher by S&P and Ba3 or higher by Moody’s for its long term unsecured debt obligations and shall have provided its (or, as applicable, the Credit Support Provider’s) current audited annual and most recent unaudited quarterly financial statements to SRP showing a minimum net worth of $35 million or (2) provided an irrevocable, transferable, standby letter of credit, in a form acceptable to SRP, from a bank or trust company with a combined capital and surplus of at least $ 1 billion and whose long-term unsecured senior debt is rated at least “A-” by S&P and “A3” by Moody’s or (3) such other collateral or security as SRP may require. The Qualified Purchaser’s obligation under clause (2) above shall be limited to providing a letter of credit or other collateral or security in an amount equal to the lesser of (i) a reasonable estimate of the damages that SRP would be entitled to recover in accordance with Article 8(c) of the Assigned Agreement or (ii) $35 million. Upon the transfer the Qualified Purchaser shall assume all the rights and obligations of the Seller under the Assigned Agreement, including but not limited to the Creditworthiness requirements in Article 15 (j)(ii) and (iii). Upon request of SRP, the Qualified Purchaser or, as applicable, the Credit Support Provider, shall provide to SRP its annual audited and quarterly unaudited financial statements showing a minimum net worth of $35 million.
          1.3 Consent to Letter of Credit. SRP agrees that, should the net worth of the Personal Guarantors fall below $35 million during the term of the Personal Guarantee Agreement, it shall (i) provide written notice to Borrower and Lender when such threshold has been breached and (ii) provide authority for Lender to cure such breach with a letter of credit issued by or confirmed by an institution meeting the requirements set forth in Section 15(j)(i)(1) of the Assigned Agreement, in a stated amount equal to the difference, at the time of assessment, between $35 million and the Personal Guarantors’ then current net worth. The assessment of the amount of the letter of credit adjustment shall, upon request of either SRP or Lender, be made quarterly, based on the financial information supplied by Borrower to SRP, or if Borrower has failed to provide such information in a timely manner, any other information available to or assumptions reasonably made by SRP.
          1.4 Right to Cure. If Borrower defaults in the performance of any of its obligations under the Assigned Agreement, or upon the occurrence or non-occurrence of any event or condition under the Assigned Agreement which would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable SRP to terminate or suspend its performance under the Assigned Agreement (each hereinafter an “Event of Default”), SRP shall not terminate or suspend its performance under the Assigned Agreement until it first gives written notice of such default to Lender and affords Lender a period of 30 days from receipt of such notice to cure such default. If possession of the Project is necessary for Lender to cure Borrower’s Event of Default and Lender commences foreclosure proceedings against Borrower within thirty (30) days of receiving notice of such Event of Default from SRP, Lender shall be allowed a reasonable additional period to complete such foreclosure proceedings, such period not to exceed ninety (90) days. In the event Lender or a Qualified Purchaser succeeds to Borrower’s interest in the Project, Lender shall cure, or cause Qualified Purchaser to cure, any and all Events of Default of the Borrower in existence under the Assigned Agreement at the time which are capable of being cured and which are not personal to the Borrower. If deliveries of electric power and energy and associated environmental attributes are interrupted during any of the aforesaid cure periods, Lender shall compensate SRP for the cost of replacement power as follows. If the amount delivered to SRP from the Project during any month (or prorated portion thereof) while Lender’s cure rights are being exercised is less than one twelth (1/12) of the Tier One Minimum Contract Quantity and, if

applicable, the Tier Two Minimum Contract Quantity, Lender shall promptly reimburse SRP for costs incurred by SRP to purchase replacement power, including environmental attributes, transaction costs and fees and any transmission charges imposed on SRP under open access transmission or similar tariffs, to the extent such costs exceed the applicable purchase price(s) under the Assigned Agreement.
          Delivery of Notices. SRP shall deliver to Lender any notices required to be given by SRP to a known Financier pursuant to Section 15(1) of the Assigned Agreement.
     2. Payments under the Assigned Agreement. Borrower has requested and hereby authorizes and directs and SRP agrees to pay all amounts (if any) payable by it under the Assigned Agreement in the manner and as and when required by the Assigned Agreement directly into the account specified from time to time by Lender to SRP in writing. Such payments by SRP shall satisfy the corresponding payment obligations of SRP to Borrower under the Assigned Agreement. To the extent that SRP has made payment into the account designated by Lender as provided herein, Borrower shall indemnify and hold harmless SRP for, from and against any and all claims, demands, expenses or liabilities for, or associated with, such payments to Borrower under the Assigned Agreement.
     3. Representations and Warranties. SRP reaffirms as of the date hereof the representations and warranties made by it in the Assigned Agreement. SRP acknowledges receiving the letter of Borrower, dated September 6, 2006, wherein Borrower waives the conditions set forth in Article 1(a) of the PPA, as contemplated by Article 1(b) of the PPA, and that therefore the termination right described in such Article 1(b) shall not apply.
     4. Miscellaneous.
          4.1 Notices. Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:
If to SRP:
Salt River Project Agricultural Improvement and Power District
Mail Station ISB 669
P.O. Box 52025
Phoenix, Arizona 85072-2025
1600 North Priest Drive
Tempe, Arizona 85281-8100
Facsimile: (602) 236-5469
Telephone: (602) 236-6992
Attention: Manager Resource Planning & Development
If to Lender:
CoBank, ACB
5500 South Quebec Street
Englewood, CO 80111
Facsimile: (303) 224-2590
Telephone: (303) 740-4000
Attention: Dave Willis
     All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, UPS, DHL and other similar overnight delivery services), (c) in the event overnight delivery services are not readily available, if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, (d) if sent by prepaid telegram or by facsimile or (e) if sent by other electronic means (including electronic mail) confirmed by facsimile or telephone. Any party may change its address for notice hereunder by giving of thirty (30) days’ notice to the other parties in the manner set forth hereinabove.
          4.2 Counterparts. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
          4.3 Amendment, Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by SRP and Lender, which may be effected without Borrower’s consent.
          4.4 Successors and Assigns. This Consent shall bind SRP, Lender, and their respective successors and assigns and shall bind Borrower and its successors and assigns. Neither SRP nor Lender may assign its rights or delegate its obligations hereunder without the consent of Lender or SRP, respectively, such consent not to be unreasonably withheld or delayed.
          4.5 Governing Law and Venue. THIS CONSENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. Any legal action brought by any party against any other party pertaining to this Consent shall be commenced and prosecuted in a state or federal court of proper jurisdiction located in Maricopa County, Arizona. All parties irrevocably consent to the jurisdiction of any such court.
          4.6 Waiver of Jury Trial. Each party hereby irrevocably waives any and all rights to trial by jury with respect to any legal proceeding arising out of or relating to this Consent.
          4.7 Billing and Payment. Any payment required by Lender to SRP hereunder or under the Assigned Agreement shall be invoiced by SRP and paid by Lender in the same manner and time provided for billing by Seller and payment by SRP under Article 6 of the Assigned Agreement.

          IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Consent to be duly executed and delivered as of the date first above written.

SNOWFLAKE WHITE MOUNTAIN POWER, LLC, an Arizona limited liability company, as Borrower
By:	/s/ Robert M. Worsley
	Name:	Robert M. Worsley
	Title:	Owner Manager
	Date:	9/7/06

SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT. AND POWER DISTRICT, an Arizona agricultural improvement district,
By:	/s/ Mark B. Bonsall
	Name:	Mark B. Bonsall
	Title:	Associate General Manager
	Date:	9/7/06

COBANK, ACB, as Lender
By:
Name:
Title:
Date: